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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                       Sports Resorts International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                    [SPORTS RESORTS INTERNATIONAL INC. LOGO]

                       SPORTS RESORTS INTERNATIONAL, INC.
                                 951 AIKEN ROAD
                             OWOSSO, MICHIGAN 48867

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Sports Resorts International, Inc. (the "Company") will be held at the Company's offices at 951 Aiken Road, Owosso, Michigan on Monday, November 15, 2004 at 10:00 a.m. local time, for the following purposes:

     1. To elect two Directors to the Board of Directors, to hold office until the next annual election and until their successors are duly elected and qualified.

     2. To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year.

     3. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on November 2, 2004 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of the Company's Common Stock as of November 2, 2004. A list of shareholders will be available for inspection at the Company's offices during the ten days prior to the meeting.

                                          By Order of the Board of Directors

                                          /s/ CRAIG B. PARR
                                          Craig B. Parr, Chairman of the   Board
                                          and Chief Executive Officer

November 2, 2004

             IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE
               MEETING. EVEN IF YOU EXPECT TO ATTEND THE MEETING,
             PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY.

                       SPORTS RESORTS INTERNATIONAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                               NOVEMBER 15, 2004

                                PROXY STATEMENT

     Beginning on November 2, 2004 we began mailing this Proxy Statement and the enclosed proxy card to the holders of record as of November 2, 2004, of our Common Stock, $0.01 par value. Our Board of Directors is soliciting proxies for use at the annual meeting of shareholders to be held on November 15, 2004. The annual meeting will be held at our offices at 951 Aiken Road, Owosso, Michigan 48867, at 10:00 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (1) the election of two Directors to the Board of Directors, (2) the ratification of the appointment of Grant Thornton LLP as our independent auditors for the current fiscal year and (3) such other business as may properly come before the meeting.

     On November 15, 2004, your executed proxy will be voted as you have specified at the annual meeting of shareholders. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement and for the ratification of the appointment of Grant Thornton LLP as our independent auditors for the current fiscal year. We do not know of any other matter to be presented at the annual meeting. If other matters are properly presented, all shares represented by the proxy will be voted in accordance with the judgement of the persons named as proxies with respect to those other matters.

     A proxy may be revoked at any time prior to its exercise by written notice delivered to our Corporate Secretary. A proxy may also be revoked by attending and voting at the annual meeting.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. We will pay all expenses of soliciting the proxies.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the following two persons for reelection to the Company's Board of Directors:

                                  Ted M. Gans
                              Donald J. Williamson

     It is the intent of the persons named in the accompanying proxy to vote for the election of the two nominees listed above. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect Directors. For the purpose of counting votes on the election of Directors, abstentions and other shares not voted will not be counted as shares voted, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

     The shares represented by proxies received from the Company's shareholders will be voted FOR election of the Board's nominees for Directors unless an instruction to withhold a vote for any nominee is specified in the proxy. The Company has been informed by the holders of approximately 96% of the shares entitled to vote that they intend to vote in favor of the Board's nominees.

     Certain biographical informational concerning the nominees listed above is set forth below under the heading "Board of Directors."

                      THE BOARD OF DIRECTORS RECOMMENDS A
               VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of seven members, two which are standing for reelection. Donald Gorman, a director of the Company since 1997 is retiring from the Board effective as of the date of the annual meeting. In connection with the retirement of Mr. Gorman, the Board of Directors has authorized a reduction in the size of the Board to 6 members effective as of November 15, 2004, as permitted by the Company's Bylaws. The members of the Company's Board of Directors are (in alphabetical order): Maureen C. Cronin, Ted
M. Gans, Donald R. Gorman, Eric Hipple, Craig B. Parr, Ronald J. Rolak, and Donald J. Williamson.

     The Company's Board of Directors is classified into three classes, only one of which stands for reelection at each annual meeting of shareholders. The terms of the current directors are as follows:

                          DIRECTOR                              TERM EXPIRES
                          --------                              ------------
Maureen C. Cronin...........................................        2006
Ted M. Gans.................................................        2004
Eric Hipple.................................................        2006
Craig B. Parr...............................................        2006
Ronald J. Rolak.............................................        2005
Donald J. Williamson........................................        2004

INCUMBENT DIRECTORS -- NOMINATED FOR REELECTION

     TED M. GANS (69) Mr. Gans is a Director of the Company and a Director of Rugged Liner, Inc. Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. Mr. Gans serves on the Audit Committee, the Executive Committee, the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1995. His current term as a Director of the Company expires in 2004.

     DONALD J. WILLIAMSON (70) Mr. Williamson is the founder and a Director and the President of the Company. He is also a director and officer of each of the Company's subsidiaries. Mr. Williamson was Chairman of the Board and Chief Executive Officer of the Company until March 2003. In November 2003 he was elected to serve and currently serves as the Mayor of Flint, Michigan. Mr. Williamson serves on the Executive Committee of the Board of Directors. He has served as a Director of the Company since 1995. His current term as a Director of the Company expires in 2004.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2005

     RONALD J. ROLAK (57) Mr. Rolak is a Director of the Company. Mr. Rolak is an independent consultant to Patsy Lou Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. He also acts as an independent consultant to various charitable organizations in fund raising events. Mr. Rolak was the Development Director for the Powers Catholic High School Educational Trust Fund, in Flint, Michigan from 1986 to June 2003. From 1973 to 1986, Mr. Rolak was a high school instructor and a varsity football coach at Powers Catholic High School. Mr. Rolak also serves as a director of a number of charitable organizations in Genesee County, Michigan. Mr. Rolak serves on the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1999. His current term as a Director of the Company expires in 2005.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2006

     MAUREEN C. CRONIN (60) Ms. Cronin is a Director of the Company. She is an Investment Relations Manager with Steinberg Global Asset Management, Ltd. in Boca Raton, Florida. She has held this position since April of 2002. Additionally, Ms. Cronin also became Event Coordinator of the Robert F. Kennedy Foundation in Washington, D. C. in 2002. Previously, Ms. Cronin was an Investment Specialist with Charles Schwab & Company in West Palm Beach, Florida from 1995 to 2000. From 1994 to 1995, she served as Vice President of Ted Williams Family Enterprises in Citrus Hills, Florida. From 1991 to 1994, she served as a Financial Consultant and Broker with Salomon Smith Barney/Dean Witter, in Boston, Massachusetts. Ms. Cronin serves as the Chairperson of the Audit Committee. Ms. Cronin has served as a Director since September 2000. Her current term as a Director expires in 2006.

     ERIC HIPPLE (47) Mr. Hipple is Senior Account Representative at Rho-Mar Agency, an insurance agency located in Farmington Hills, Michigan. Mr. Hipple has been an independent consultant to The Clio Agency, Inc., a company wholly owned by Donald J. Williamson, and also to Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. Mr. Hipple was also President and owner of Hipple & Associates, an insurance agency in Brighton, Michigan. Mr. Hipple is a former quarterback for the Detroit Lions. He finished his career in the National Football League in 1989. Mr. Hipple has served as a local radio and television football analyst for the Detroit Lions. Mr. Hipple also serves as a director of a number of charitable organizations in Michigan. Mr. Hipple serves on the Executive Committee of the Board of Directors. He has served as a Director of the Company since September 2000. His current term as a Director of the Company expires in 2006.

     CRAIG B. PARR (61) Mr. Parr was named Chief Executive Officer elected to the Board of Directors and appointed Chairman of the Board of the Company in March 2003. He is also President of our Rugged Liner, Inc. subsidiary. Mr. Parr has been involved in the automobile industry for nearly four decades. He was Executive VP of Operations of Durakon Industries, a Lapeer, Michigan manufacturer of truck bedliners from 1996 to 2001. Additionally, Mr. Parr was employed by General Motors for twenty-eight years where he managed various vehicle assembly and component operations. His current term as a Director of the Company expires in 2006.

                               RETIRING DIRECTOR

     DONALD R. GORMAN (72) Since 1958 Mr. Gorman has been owner and President of
D. G. Custom Chrome, LLP. Mr. Gorman was also the owner and President of P. G. Products, Inc., of Cincinnati, Ohio, which, prior to the sale of the assets of The Colonel's in December 1998, was one of the Company's major customers. Mr. Gorman served on the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1997.

                               VOTING SECURITIES

     Holders of record of Common Stock at the close of business on November 2, 2004 will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of November 2, 2004 there were 48,399,771 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by a properly executed proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning the number of shares of Common Stock held by each shareholder who is known to the Company's management to be the beneficial owner of more than 5% of the outstanding shares as of November 2, 2004:

        NAME AND ADDRESS               AMOUNT OF                   NATURE OF
          OF BENEFICIAL                BENEFICIAL                 BENEFICIAL                PERCENT OF
      OWNER OF COMMON STOCK            OWNERSHIP                   OWNERSHIP                 CLASS(1)
      ---------------------            ----------                 ----------                ----------
Patsy L. Williamson*.............    176,900 shares    Sole voting and investment power        .4%
951 Aiken Road
Owosso, MI 48867

-------------------------
* Wife of Donald J. Williamson, Chairman of the Board and Chief Executive Officer until March 2003.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of shares of Common Stock, held as of November 2, 2004 by each director, each of the named executive officers and by all directors and executive officers of the Company as a group:

                                        AMOUNT OF                   NATURE OF
       NAME OF BENEFICIAL              BENEFICIAL                   BENEFICIAL               PERCENT OF
     OWNER OF COMMON STOCK              OWNERSHIP                   OWNERSHIP                 CLASS(1)
     ---------------------             ----------                   ----------               ----------
Maureen C. Cronin(3)............        20,670 shares    Sole voting and investment power       *
Ted M. Gans(3)..................        50,477 shares    Sole voting and investment power       *
Eric Hipple(3)..................        28,947 shares    Sole voting and investment power       *
Ronald J. Rolak(3)..............        33,357 shares    Sole voting and investment power       *
                                         6,300 shares    Shared voting or investment            *
                                                         power
William H. Singleterry(3).......        30,000 shares    Sole voting and investment power       *
Gregory T. Strzynski(3).........        20,000 shares    Sole voting and investment power       *
Donald J. Williamson(2)(3)......    46,456,060 shares    Sole voting and investment power       95.6%
Directors and Officers as a
  group(2)(3)...................    46,639,511 shares    Sole voting and investment power       96.0%
                                         6,300 shares    Shared voting or investment            *
                                                         power

-------------------------
 *  Does not exceed 1%.

(1) Percentages: The percentages set forth in this column were calculated on the basis of 48,399,771 shares of Common Stock outstanding as of November 2, 2004, plus shares of Common Stock subject to options held by the listed persons that were exercisable on November 2, 2004 or that will become exercisable within 60 days after November 2, 2004. Shares subject to such options are considered to be outstanding for purposes of this chart. The number of shares subject to such options for each listed person is set forth below:

                                                                              WEIGHTED
                                                                              AVERAGE
                      DIRECTOR/OFFICER                          OPTIONS    EXERCISE PRICE
                      ----------------                          -------    --------------
Maureen C. Cronin...........................................     17,327        $6.01
Ted M. Gans.................................................     50,477        $4.13
Eric Hipple.................................................     28,947        $4.80
Ronald J. Rolak.............................................     33,357        $4.55
William H. Singleterry......................................     30,000        $4.29
Gregory T. Strzynski........................................     20,000        $4.82
Donald J. Williamson........................................     20,000        $4.82
                                                                -------        -----
All directors and executive officers as a group.............    200,108        $4.62
                                                                =======        =====

(2) Total Stock Ownership: Excludes the 176,900 shares of Common Stock owned by Patsy Williamson, the wife of Donald J. Williamson. See "Security Ownership of Certain Beneficial Owners" above.

(3) Includes shares covered by exercisable options.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee and the Audit Committee. Each member of the Committees described below is also a Director of the Company.

     Executive Committee: The Executive Committee has the full power of the Board in the management of the business and affairs of the Company, except the power to change the membership of or to fill vacancies in the Board of Directors or the Executive Committee, the power to amend, add to, rescind or repeal the Bylaws of the Company; or any other powers that, under Michigan law, may not be delegated to it by the Board of Directors. The Executive Committee exists for the purpose of acting on behalf of the Board where Board action is required between regularly scheduled meetings and where it would be impracticable to convene special Board meetings. Messrs. Williamson and Gans currently serve on the Executive Committee. The Executive Committee met one time in 2003.

     Compensation Committee: The Compensation Committee is responsible for establishing the compensation of the executive officers of the Company and its subsidiaries. Messrs. Gans and Rolak currently serve on the Compensation Committee. The Compensation Committee met one time in 2003.

     Audit Committee: The Audit Committee reviews audit plans submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. Ms. Cronin and Messrs. Gans and Rolak currently serve on the Audit Committee. Each member of the Audit Committee is independent as defined in rule 4200 (a) (15) of the National Association of Securities Dealers ("NASD") listing standards. The Audit Committee met four times in 2003.

     Nominating Committee: The Nominating Committee exists for the purpose of developing and recommending to the Board of Directors criteria for the selection of candidates for Director, seeking out and receiving suggestions concerning possible candidates, reviewing and evaluating the qualifications of possible candidates and recommending to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at annual meetings of shareholders. Messrs. Gans and Rolak currently serve on the Nominating Committee. Each member of the Nominating Committee must be independent. The Nominating Committee met one time in 2003.

     The Nominating Committee does not have a formal charter, however, the Nominating Committee will consider nominees recommended by shareholders. To be timely, a shareholder's nomination notice must be delivered to or mailed and received at the Company's principal executive offices not less than 40 days nor more than 60 days prior to the date of a meeting at which Directors will be elected (an "Election Meeting") as originally scheduled. However, if less than 50 days notice or prior public disclosures of the date of the Election Meeting is given or made to shareholders, a notice by a shareholder will be considered timely if it is so received not later than the close of business on the 10th day following the day on which such notice of the date of the Election Meeting was mailed or such public disclosure was made. Any such nominations should be in writing and state the name, age and address of the nominee, his or her educational and employment background, his or her present employment and a full and complete statement as to the qualifications of the nominee to serve as a Director, as specified in the Company's Bylaws. The Nominating Committee will not consider any nomination that does not provide this information. The Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending candidates that can best perpetuate the success of the Company's business and represent shareholder interests through the exercise of sound judgment.

     The Company's full Board of Directors met three times in 2003. Each of the Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

                               EXECUTIVE OFFICERS

     As noted above, Mr. Parr is the Chairman of the Board and Chief Executive Officer and Mr. Williamson is the President of the Company. Two additional key executive officers are:

     GREGORY T. STRZYNSKI (45). Mr. Strzynski is the Chief Financial Officer of the Company. He joined the Company in August 1999. Mr. Strzynski was the Corporate Controller of Kitty Hawk International, Inc., formerly known as American International Airways, Inc., from 1993 to 1999. From 1990 to 1993, he served as Corporate Controller for United Solar Systems Corp., a joint venture research and development company between Energy Conversion Devices, Inc. and Canon, Inc. of Japan. From 1988 to 1989 he was Corporate Controller for Armada Products Company, an automotive supplier.

     WILLIAM SINGLETERRY (60). Mr. Singleterry is the President and a Director of Brainerd International Raceway & Resort, Inc. Mr. Singleterry served as Vice President of Marketing and Development of the Company until November of 2002 and as the Director of Operations for the Bumper Division of The Colonel's from 1991 to 1998. Prior to that time, he was the Regional Sales Manager. From 1982 to 1989, he served as General Manager for Auto Body Connection, a bumper manufacturer and distributor.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 2003, of the Chief Executive Officer of the Company and each executive officer of the Company whose cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                             ------------
                                                          ANNUAL COMPENSATION                   AWARDS
                                              -------------------------------------------    ------------
                                                                                OTHER
                                                                                ANNUAL        SECURITIES
                 NAME AND                                                    COMPENSATION     UNDERLYING
            PRINCIPAL POSITION                YEAR     SALARY      BONUS         (2)           OPTIONS
            ------------------                ----     ------      -----     ------------     ----------
Craig B. Parr(1)..........................    2003    $100,161    $     0         $0                 0
Chairman of the Board,
Chief Executive Officer and Director
Donald J. Williamson(1)...................    2003    $164,800    $     0         $0                 0
President and Director                        2002     164,338          0          0                 0
                                              2001     160,000     10,000          0            10,000
William H. Singleterry....................    2003    $171,353    $     0         $0                 0
President and Director of BIR/                2002     175,739          0          0                 0
Vice President of Development                 2001     154,203     10,000          0            10,000
Gregory T. Strzynski......................    2003    $128,030    $     0         $0                 0
Chief Financial Officer                       2002     126,010          0          0                 0
                                              2001     117,923     10,000          0            10,000

-------------------------
(1) Mr. Williamson was Chairman of the Board and Chief Executive Officer of the Company until March 2003 at which time Craig B. Parr assumed these positions and Mr. Williamson became President. Accordingly, compensation for Mr. Parr represents approximately ten months. Compensation for Mr. Williamson represents a full year.

(2) The aggregate value of all perquisites and personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

STOCK OPTIONS

     There were no options granted to, or exercised by, executive officers or Director in 2003.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                           UNEXERCISED               IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                                                   ----------------------------    ----------------------------
NAME                                               EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                               -----------    -------------    -----------    -------------
Donald J. Williamson...........................      20,000             0            $ 7,100           $0
William H. Singleterry.........................      30,000             0             26,300            0
Gregory T. Strzynski...........................      20,000             0              7,100            0

-------------------------
(1) Based on the market value of the Company's Common Stock as of December 31, 2003 ($5.17 per share), minus the exercise price, multiplied by the number of options.

COMPENSATION OF DIRECTORS

     Directors receive an annual fee of $4,500 plus $1,000 for each Board meeting attended. Additionally, Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

PENSION PLAN

     The Company does not provide a retirement plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Gans and Rolak are members of the Compensation Committee of the Board of Directors. No other Directors or executive officers of the Company took part in deliberations concerning the compensation of executive officers of the Company during fiscal 2003. Neither of Messrs. Gans or Rolak has any employment relationship with the Company or any of its subsidiaries. However, during the past year, as well as the current year, the Company and its subsidiaries retained Ted M. Gans, to provide certain legal services. Fees paid for 2003 were approximately $2,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Gans and Rolak.

     The basic compensation philosophy of the Company is to provide competitive salaries. The Company's executive compensation policies are designed to achieve two primary objectives:

     - Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     - Provide incentives for the achievement of long-term financial goals.

     Executive compensation consists primarily of two components: base salary and benefits; and amounts paid (if any) under the Company's LTIP. Each component of compensation is designed to accomplish one or both of the compensation objectives.

     The participation of specific executive officers and other key employees in the Company's LTIP is recommended by the Board's Compensation Committee and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Board.

BASE SALARY

     To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of executive officers are determined by the Board of Directors on an individual basis. In determining the base salary for an executive officer, the Compensation Committee will recommend to the full Board for approval a base salary for the officer determined by the Compensation Committee taking into consideration factors including: (1) the individual's performance, (2) the individual's contributions to the Company's success, (3) the level and scope of the individual's responsibilities, (4) the individual's tenure with the Company and in his or her position and (5) pay practices for similar positions by comparable companies.

LONG-TERM INCENTIVE PLAN

     The LTIP is used primarily to grant stock options. However, the LTIP also permits grants of restricted stock, stock awards, stock appreciation rights and tax benefit rights if determined to be desirable to advance the purposes of the LTIP. These grants and awards are referred to as "Incentive Awards." By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the LTIP provides significant flexibility to the Compensation Committee to tailor specific long-term incentives that would best promote the objectives of the LTIP and in turn promote the interests of the Company's shareholders.

     Directors, executive officers and other key employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the LTIP. A maximum of 2,000,000 shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the LTIP. Of the 2,000,000 shares authorized for Incentive Awards under the LTIP, only one-half can be awarded as restricted stock.

     The LTIP is administered by the Compensation Committee, which is comprised of non-employee Directors, none of whom participates or is eligible to participate in any long-term incentive plan of the Company or its subsidiaries, except for nondiscretionary stock option grants based upon a specified formula, and if the Board so determines, each of whom must be an "outside director" as defined in the rules issued pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee makes determinations, subject to the terms of the LTIP, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the LTIP.

     The LTIP was approved by the shareholders of Brainerd International, Inc., the Company's predecessor, on November 21, 1995. There were no options granted to or exercised by executive officers or Directors in 2003.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement that section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 2004 or in future years by reason of actions expected to be taken in 2004.

Respectfully submitted,

Ted M. Gans
Ronald Rolak

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Nasdaq Domestic Index and an index of peer companies that produce automobile replacement parts or own and operate motor sports entertainment facilities, assuming an investment of $100.00 at the beginning of the period indicated.

     The Nasdaq Domestic Index is a broad equity market index consisting of certain domestic companies traded on the Nasdaq Stock Market. The index of peer companies was constructed by the Company and includes the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing: (1) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                 DECEMBER 2003

[PERFORMANCE GRAPH]

(1) The index of peer companies consists of American Axle and Manufacturing Holdings, Inc; Dana Corp.; Dura Automotive Systems, Inc.; Eaton Corporation; Johnson Controls, Inc.; Tower Automotive, Inc.; and International Speedway Corporation

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

                                                                         NASDAQ         PEER
DATE                                                  THE COMPANY    DOMESTIC INDEX     INDEX
----                                                  -----------    --------------     -----
December 31, 1998.................................      $100.00         $100.00        $100.00
December 31, 1999.................................       143.90          185.46          91.02
December 31, 2000.................................       150.00          111.65          74.19
December 31, 2001.................................       300.88           88.58          92.13
December 31, 2002.................................       229.07           61.09          91.68
December 31, 2003.................................       201.75           92.16         132.79

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and its subsidiaries are parties to certain transactions with related parties, which are summarized below. Many of the transactions described below involve Donald and Patsy Williamson, husband and wife. Mr. Williamson is the President and a Director of the Company. He was the Chairman of the Board and Chief Executive Officer of the Company until March 2003. Together, Mr. and Mrs. Williamson own approximately 96% of the outstanding shares of the Company's Common Stock. The Company believes that all of its related party transactions are on commercially reasonable terms. In accordance with the Sarbanes-Oxley Act of 2002, the Company discontinued making advances to or on behalf of affiliated entities effective June 30, 2002.

     In February 1999, the Company loaned $5,200,000 to South Saginaw, L.L.C., a limited liability company owned by Mr. Williamson. To evidence this loan, Mr. Williamson signed a subordinated mortgage providing for interest at the annual rate of 8% and calling for monthly payments of principal and interest of $43,476 beginning April 1, 1999. Mr. Williamson used the proceeds of this loan to purchase real property in Davison, Michigan. This loan is being paid in accordance with terms.

     Lease of Owosso, Michigan Facility. RL leases its Owosso, Michigan facility from 620 Platt Road, L.L.C. Donald and Patsy Lou Williamson are the sole members of 620 Platt Road L.L.C. The lease agreement requires monthly payments of $50,000 through December 2009. RL pays all taxes, insurance and maintenance expenses related to the facility. Rent expense on this lease was $600,000 for both years ending December 31, 2003 and 2002.

     Net Advances to Related Parties. During 2000, 2001 and the first six months of 2002, the Company paid certain expenses on behalf of affiliated entities controlled by Donald J. Williamson. These expenses are predominately for the use of a common payroll processing service as well as a pro rata share of general insurance coverage. Additionally, the Company had advanced $1,036,000 on behalf of Mr. Williamson for construction costs related to a convenience store and gas station built adjacent to BIR's facility in Brainerd, Minnesota. Construction of the convenience store was completed in the second quarter of 2002. Effective September 1, 2002, Mr. Williamson transferred the facility to the Company, at which time the advances were offset. The total amount outstanding at December 31, 2003 and December 31, 2002 was $396,000 and $1,107,000 respectively, which is to be reimbursed to the Company by the affiliated entities. These advances to related parties are recorded as a reduction to shareholders' equity. In accordance with the Sarbanes-Oxley Act of 2002, the Company discontinued making any additional advances to or on behalf of affiliated entities effective June 30, 2002.

     Patsy Lou Buick-GMC, Inc. Mrs. Williamson owns an automobile dealership. The Company engages in certain transactions with this dealership, including the purchase of automobiles, parts, and automotive services. During 2003, purchases of automobiles, parts and services by the Company from the dealership was approximately $61,000. RL sold approximately $64,000 worth of bedliners and truck accessories to the dealership in 2003.

     Transactions with Directors. Ted M. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year and the current year, the Company retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company will continue to do so. Fees paid for 2003 were approximately $2,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, no Director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis any report required by Section 16(a) of the Exchange Act with respect to the year ended December 31, 2003.

                             SELECTION OF AUDITORS

     Subject to the approval of shareholders, the Board of Directors has appointed the firm of Grant Thornton LLP as independent auditors of the Company for the current fiscal year.

     Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and will have an opportunity to make a statement if they so desire to do so and are expected to be available to respond to appropriate questions from shareholders

     The affirmative vote of the holders of a majority of shares of the Company's Common Stock present in person or by proxy is required to confirm the appointment of auditors. The shares represented by proxies received from the Company's shareholders will be voted FOR the proposal unless a vote against the proposal is specifically indicated in the proxy. For purposes of counting votes on this proposal, abstentions and broker non-votes will effectively be counted as votes against the proposal. The Company has been informed by the holders of approximately 96% of the shares entitled to vote that they intend to vote in favor of the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION
                    OF THE APPOINTMENT OF GRANT THORNTON LLP

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board. The Committee is appointed by the Board and is directly responsible for the appointment, compensation and oversight of the Company's independent auditors. It also monitors, among other things, the Company's financial reporting process and the independence and performance of the Company's independent auditors. It is the responsibility of management of the Company to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and of the Company's independent auditors to audit those financial statements.

     Throughout the year, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Committee has been advised by the Company that the total fees and expenses billed for fiscal 2003 by Grant Thornton LLP, the Company's principal accounting firm were $247,000. Of that amount, an aggregate of $145,000 was for audit services and the review of financial statements included in the Company's Quarterly Reports on Form 10Q and $102,000 was for tax services. Grant Thornton LLP was not engaged by the Company in fiscal 2003 to perform any information technology services relating to financial information systems design and implementation.

     In addition, the Committee has discussed with the independent auditors, the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditor's independence.

     Further, the Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     Each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq National Market.

Respectfully Submitted,

Maureen C. Cronin
Ted M. Gans
Ronald J. Rolak

                       FEES BILLED BY GRANT THORNTON LLP

     The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for the years ended December 31, 2003 and 2002 and fees rendered by Grant Thornton LLP during those periods:

                                                                2003       2002
                                                                ----       ----
Audit Fees..................................................  $145,000   $134,500
Tax Fees....................................................   102,000     62,700
                                                              --------   --------
  Total.....................................................  $247,000   $197,200
                                                              ========   ========

     The Audit Committee has concluded that providing non-audit fee services listed above is compatible with maintaining the independence of Grant Thornton LLP.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders must be received by the Company no later than June 17, 2005, to be considered for inclusion in the Company's proxy statement for its 2005 annual meeting of shareholders. Such shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 951 Aiken Road, Owosso, Michigan 48867.

By Order of the Board of Directors,

/s/ CRAIG B. PARR
Craig B. Parr
Chairman of the Board and Chief Executive Officer

November 2, 2004

/X/ PLEASE MARK VOTES              REVOCABLE PROXY
    AS IN THE EXAMPLE      SPORTS RESORTS INTERNATIONAL, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE  BOARD OF DIRECTORS

  The undersigned shareholder hereby appoints Gregory T. Strzynski with full power of substitution, proxy to represent the shareholder listed on this Proxy and to vote all shares of Common Stock of Sports Resorts International, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the offices of Sports Resorts International, Inc., 951 Aiken Road, Owosso, Michigan, on Monday, November 15, 2004 at 10 a.m. local time, and any adjournment of that meeting.

Please be sure to sign and date this Proxy in the box below.  / Date         /
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     Shareholder sign above                  Co-holder (if any) sign above

                                                               WITH-   FOR ALL
                                                        FOR    HOLD     EXCEPT
 1.ELECTION OF DIRECTORS (except as marked             /  /    /  /      /  /
   to the contrary below)

   Nominees: TED M. GANS AND DONALD J. WILLIAMSON

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


--------------------------------------------------------------------------------
  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

                                                        FOR   AGAINST   ABSTAIN
 2.RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON   /  /     /  /      /  /
   LLP AS THE COMPANY'S INDEPENDENT AUDITORS

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT AUDITORS.

   If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and the ratification of Grant Thornton LLP as the Company's independent auditors for the current fiscal year ending December 31, 2004. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

   Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.


--------------------------------------------------------------------------------


/\ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. /\
                       SPORTS RESORTS INTERNATIONAL, INC.

--------------------------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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